Exhibit 99.1

22nd Century Group Announces CFO Transition

•	Richard Fitzgerald Joins as Chief Financial Officer
•	John Franzino Transitions to Chief Administrative Officer

BUFFALO, N.Y., November 19, 2021 (GLOBE NEWSWIRE) – 22nd Century Group, Inc. (Nasdaq: XXII), a leading agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco, and improving health and wellness through modern plant science, announced today that Richard Fitzgerald has joined the Company as its Chief Financial Officer, effective November 15, 2021. John Franzino, the Company’s previous Chief Financial Officer, has transitioned to Chief Administrative Officer, where he will be responsible for further developing the company's business processes and leading the Company’s financial planning and analysis, operational finance, human resources, and information technology functions.

“This is a pivotal time for 22nd Century as we build out our leadership team, particularly with the pending MRTP authorization and international launch of our VLN® product,” said James A. Mish, chief executive officer at 22nd Century Group. “We are excited to welcome Rich to the team, expanding our financial and strategic capabilities as we work to rapidly scale the business across all three of our plant franchises. Rich brings a diverse background, including extensive experience in IP and technology licensing in the life science industry, which we believe is timely as we execute on our key launch programs in tobacco, hemp/cannabis and hops.”

“John has been an important part of 22nd Century’s transformation since joining the Company. He has helped the Company advance our primary mission in tobacco harm reduction and to take leadership positions in two new plant franchises, enabling us to expand our revenue base, diversify into international markets, and build our balance sheet to its strongest level in Company history. In his role as Chief Administrative Officer, John will focus on further developing our corporate and operational capabilities to support our growth as we bring VLN® to market, begin to monetize our hemp/cannabis portfolio and expand our global operations across all three franchises,” said Mish.

“I am excited to join 22nd Century as the Company readies for a significant change in its revenue model through the launch of its disruptive VLN® product and monetization of its highly differentiated hemp/cannabis portfolio through both IP and plant line revenues,” said Fitzgerald. “22nd Century has positioned itself as a critical industry partner across all three of its franchises, and I look forward to building on this foundation as we continue to scale the company.”

Fitzgerald’s other roles include serving as Chief Financial Officer and Secretary of CleanTech Acquisition Corp, (Nasdaq: CLAQU), a SPAC focused on the CleanTech sector. Previously, he was a consulting CFO for Atrin Pharmaceuticals, a novel DNA Damage Repair focused oncology platform, Co-Founder and CFO of SIRPant Immunotherapeutics and CFO of Immunome (Nasdaq: IMNM), where he helped lead the company’s initial public offering onto the Nasdaq. Additionally, Fitzgerald has held financial executive roles at Sesen Bio (Nasdaq: SESN), Annovis Bio (NYSE: ANVS), and Pavmed (Nasdaq: PAVM), among others. He began his career as a Senior Manager in audit and transactions services at Coopers & Lybrand LLP, now PricewaterhouseCoopers. He holds a B.S., Business Administration, Accounting from Bucknell University.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. In tobacco, hemp/cannabis, and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

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Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 11, 2021. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

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Investor Relations & Media Contact:

Mei Kuo

Director, Communications & Investor Relations

22nd Century Group, Inc.

(716) 300-1221

mkuo@xxiicentury.com

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